                                                                      EXHIBIT 12

                         THE BUSINESSES OF NEW TENNECO

              COMBINED WITH 50% OWNED UNCONSOLIDATED SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)
                                  (UNAUDITED)

                                                                        NINE
                                                                       MONTHS
                                                                        ENDED
                                                                      SEPTEMBER
                                                                         30,
                                                                      ---------
                                                                      1996 1995
                                                                      ---- ----
Net income........................................................... $254 $241
Add:
  Interest...........................................................  148  116
  Portion of rentals representative of interest factor...............   43   45
  Preferred stock dividend requirements of majority-owned
   subsidiaries......................................................   15   17
  Income tax expense and other taxes on income.......................  171  180
  Amortization of interest capitalized applicable to nonutility
   companies.........................................................    1    1
                                                                      ---- ----
    Earnings as defined.............................................. $632 $600
                                                                      ==== ====
Interest............................................................. $148 $116
Interest capitalized.................................................    5    3
Portion of rentals representative of interest factor.................   43   45
Preferred stock dividend requirements of majority-owned subsidiaries
 on a pretax basis...................................................   24   30
                                                                      ---- ----
    Fixed charges as defined......................................... $220 $194
                                                                      ==== ====
Ratio of earnings to fixed charges................................... 2.87 3.09
                                                                      ==== ====